                                                                    EXHIBIT 10.9

                        EXECUTIVE EMPLOYMENT AGREEMENT

     THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement"), entered into as of this 12th day of July, 2000, is made by and between TurboLinux, Inc., a Delaware corporation (hereinafter the "Company"), and Irving W. Miller (hereinafter "Executive").

                                   ARTICLE I

                              EFFECT OF AGREEMENT

     1.1  Effect of Agreement.

     This Agreement shall be effective as of July 12, 2000 (the "Effective Date") and shall remain in effect so long as Executive is employed by the Company; provided, however, that the rights and obligations of the parties hereto contained in Articles 6 and 7 of this Agreement, and as otherwise explicitly provided in this Agreement, shall survive any termination of this Agreement until such time as such duty or obligation is satisfied in full.

     1.2  Consideration.

     The duties and obligations of the Company to Executive under this Agreement shall be in consideration of Executive's continued employment with the Company.

                                   ARTICLE 2

                               EMPLOYMENT DUTIES

     2.1   Title/Responsibilities.

     Executive hereby accepts the terms of this Agreement and agrees to serve as an executive officer of the Company with the title Chairman of Board of Directors. Executive shall report directly to the Board of Directors of the Company. Executive shall have all powers and duties commensurate with such position, including but not limited to presiding at meetings of the Board of Directors and when requested by the Board participating in high-level negotiations with partners and potential partners, providing advice to the Board of Directors and senior executive officers on technology and market strategies and performing such other similar duties as shall be assigned by the Board. As an executive officer of the Company, Executive will be expected to enforce the rules and regulations of the Company. His office will be located in the San Francisco Bay Area.

     2.2  Full-Time Attention.

     Executive shall devote his best efforts and his full business time and attention to the performance of the services customarily incident to such office and to such other services as the Board may reasonably request. Executive may also serve on the board of directors of one or more other companies with the prior consent of the Board, which shall not be unreasonably withheld, so long as such service does not interfere with Executive's performance of his responsibilities and duties to the Company.

     2.3  Other Activities.

     Except upon the prior consent of the Board, Executive shall not during the period of this Agreement engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place him in a competing position to that of the Company or to any other corporation or entity that directly or indirectly controls, is controlled by, or is under common control with the Company (an "Affiliated Company"), provided that Executive may own less than one percent (1%) of the outstanding securities of any such publicly traded competing corporation. The determination as to whether a business activity is or may be competitive with the Company or an Affiliated Company shall be made by the Board, and shall be final and binding on all parties. Nothing in this Section
2.3 is intended to prevent Executive from accepting employment with another company, or providing other services to another business, after Executive's cessation of all services for the Company. Executive shall execute and deliver to the Company an Employee Proprietary Information and Inventions Agreement in the form of Exhibit A to this Agreement.

                                   ARTICLE 3

                                 COMPENSATION

     3.1  Annual Base Pay and Incentive Bonus.

     The annual Base Salary of Executive will be two hundred seventy-five thousand dollars ($275,000). For as long as this Agreement is effective, the Board shall review Executive's Base Salary at least annually and may, in the sole discretion of the Board, from time to time increase the Base Salary. In addition to the Base Salary, subject to the satisfaction of performance objects to be mutually agreed upon by Executive and the Board, Executive shall be entitled to receive an incentive bonus in an amount up to 100% of his Base Salary. For the first fiscal year of Executive's employment hereunder, 50% of the bonus shall be guaranteed.

     3.2  Mortgage Subsidy.

     The Company will provide Executive with a monthly mortgage allowance sufficient to cover a total mortgage amount (the "Mortgage Amount") incurred by Executive not to exceed one million five hundred thousand dollars ($1,500,000). This monthly mortgage subsidy will be grossed up to cover any incremental tax obligations it creates for Executive. The mortgage subsidy provided for under this Section 3.2 shall terminate upon the earlier to occur of (i) the third anniversary date of this agreement or (ii) two years following the closing of an underwritten initial public offering. If the Company has not completed an underwritten initial public offering within three (3) years of the Effective Date, the Company shall, if asked by Executive , make a four (4) year term loan to the Executive equal to the Mortgage Amount, with interest payable annually at the lowest rate permitted under Section 7872 of the Internal Revenue Code which would not result in any imputed income to Executive and, subject to the provisions of the

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following sentence, with the unpaid principal due and payable on the earlier of four (4) years from the date the loan is made or the date of the termination of Executive's employment. All of the accrued interest and one-fourth (1/4) of the principal of the loan shall be forgiven for each year following the date the loan is made that Executive remains in employment with the Company.


     3.3  Attorneys' Fees Reimbursement.

     The Company will reimburse Executive for all legal fees and costs associated with the advice, execution or negotiation of this Agreement, up to a maximum of three thousand dollars ($3,000).

                                   ARTICLE 4

                     EXPENSE ALLOWANCES AND FRINGE BENEFITS

     4.1   Benefits.

     While this Agreement is in effect, the Company shall provide Executive with the same benefits which it provides generally to its other senior executives, including but not limited to medical, pension, vacation, bonus, profit-sharing and savings plans and similar benefits as such plans and benefits may be adopted by the Company from time to time. In addition, Executive shall be entitled to reimbursement for reasonable travel and moving expenses incurred by Executive to relocate Executive's family to the United States in the event such relocation occurs during the term of this Agreement.

     4.2  Business Expense Reimbursement.

     While this Agreement is in effect, Executive shall be entitled to receive proper reimbursement for all reasonable out-of-pocket expenses incurred by him (in accordance with the policies and procedures established by the Company for its senior executive officers) in performing services hereunder. In the event the Board of Directors requests Executive to spend more than one hundred and eighty (180) days in any twelve month period in Japan, the Company shall reimburse Executive for the monthly rental for an apartment in Japan up to two thousand dollars ($2,000) per month. Executive agrees to furnish the Company adequate records and other documentary evidence of such expenses for which Executive seeks reimbursement. Such expenses shall be accounted for under the policies and procedures established by the Company.

                                   ARTICLE 5

                           OTHER RIGHTS AND BENEFITS

     5.1   Nonexclusivity.

     Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which Executive may otherwise qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any stock option or other agreements with the Company. Except as otherwise expressly provided herein, amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the date of his termination shall be payable in accordance with such plan, policy, practice or program.

     5.2   Indemnity and Insurance.

     The Company shall indemnify Executive and provide Executive with insurance coverage under a policy of directors and officers liability insurance for his actions on behalf of the Company acting in his capacity as an executive officer of the Company in accordance with this Agreement. The terms of such indemnification shall be subject to an agreement mutually agreeable to Executive and the Company. Notwithstanding anything to the contrary contained in this Agreement, such indemnification and insurance coverage shall continue in full force and effect following termination of Executive's employment with the Company.

                                   ARTICLE 6

                      TERM AND TERMINATION OF EMPLOYMENT

     6.1  Events of Termination.

     The Executive's employment, will terminate:

          (a)   upon the death of the Executive;

          (b) upon a termination of Executive's employment by the Company due to disability after a determination of disability of the Executive (as defined in Article 6.2);

          (c) upon termination by the Company for Cause or without Cause (each as defined in Article 6.3); or

          (d) upon the Executive's resignation of his employment for any reason or no reason.

     6.2  Definition of Disability.

     For the purposes of this Agreement, the Executive will be deemed to have a "disability" if, for physical or mental reasons, the Executive is unable to perform the essential functions of the Executive's duties under this Agreement with or without reasonable accommodation for 120 consecutive days, or 180 days during any twelve-month period, as determined in accordance with this Article
6.2. The disability of the Executive will be determined by a mutually agreeable medical doctor. The Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability under
Article 6.2, and the Executive hereby authorizes the disclosure and release to the Company (who shall treat such information in strictest confidence) of such determination and all supporting medical records. If the Executive is not legally competent, the Executive's legal guardian or duly authorized attorney-in-fact will act in the Executive's stead, under this Article 6.2, for the purposes of submitting the Executive to the examinations, and providing the authorization of disclosure, required under this Article 6.2.

     6.3  Definition of "Cause."

     For the purposes of this Agreement, a termination of Executive's employment for "Cause" shall mean a termination of Executive's employment by the Company (by action of the Board) due to (i) Executive's conviction of any felony or any crime involving moral turpitude or dishonesty, including a plea of guilty or no contest, (ii) Executive's participation in a fraud or act of dishonesty either of which, in the determination of the Board, materially damages the Company,
(iii) Executive's conduct that, based upon a good faith and reasonable factual investigation and determination by the Board, demonstrates Executive's willful failure or refusal to perform his job duties, or (iv) any other willful act of misconduct which, in the determination of the Board, materially damages the Company. The Company must provide the Executive with thirty (30) days advance written notice of intent to terminate Executive's employment for "Cause" (the "Cure Period"). During the Cure Period, the Company, at its sole option, may require the Executive to take a paid leave of absence and the Executive may attempt to cure the situation. If Executive does not cure the situation to the reasonable satisfaction of the Company, in the determination of the Board, by the expiration of the Cure Period, the Executive's employment will then terminate. A termination of Executive's employment by the Company for any other reason or in any other circumstances will be a termination "Without Cause." The Executive's physical or mental Disability shall not constitute "Cause" for termination of employment.

     6.4  Termination Pay.

     Effective upon the termination of Executive's employment, the Company will pay the Executive (or, in the event of his death, his designated beneficiary as defined below) the sums provided in this Article 6.4. For purposes of this
Article 6.4, the Executive's designated beneficiary will be such individual beneficiary or trust, located at such address, as the Executive may designate by notice to the Company from time to time or, if the Executive fails to give notice to the Company of such a beneficiary, the Executive's estate.

          (a) Termination Other than for Cause.

          If the Company terminates the Executive's employment Without Cause (or if Executive's employment with the Company terminates on account of Executives death or Disability, the Company shall provide Executive with the following severance benefits, provided that Executive, or the Executive's legal guardian or attorney-in-fact, as applicable, first executes the employee agreement and release substantially in the form attached hereto as Exhibit B:

               (i) the Company shall continue to pay to Executive his then current monthly Base Salary for a period of twenty-four (24) months following Executive's actual separation date;

               (ii) the Company shall pay Executive any target bonus established for the Executive by the Board (assuming performance at target) for the twenty-four (24) month period following Executive's actual separation date at such time or times as the Company would make bonus payments to the Company's senior executives; and

               (iii) the Company will continue Executive's benefits, including medical coverage, or pay for the continuation of such coverage, for twenty-four (24) months.

          (b)  Termination for Cause.

          If the Company terminates Executive's employment for Cause or if Executive resigns pursuant to Section 6.1(d), the Executive will be entitled to receive his annual base salary and benefits through the date such termination is effective.

     6.5  Definition of "Change of Control."

     For purposes of this Agreement, the term "Change of Control" means the consummation of any of the following transactions:

          (a) the stockholders of the Company approve a business combination (such as a merger or consolidation) of the Company with any other corporation or other type of business entity (such as a limited liability company), other than a business combination which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such controlling surviving entity outstanding immediately after such business combination; or

          (b) the sale, lease, exchange or other transfer or disposition by the Company of all or substantially all (more than seventy percent (70%)) of the Company's assets by value.

     6.6  Termination Due to Change in Control.

          (a) Change in Control Severance. The Executive shall also be entitled to the compensation and benefits described in Article 6.4(a), but only for a period of six (6) months, following termination of this Agreement by the Executive in the event of the occurrence of a Change in Control while the Executive is employed by the Company, but only if upon or within twelve (12) months following the occurrence of the Change of Control, the Executive resigns within sixty days of a) his position, authority or responsibilities being significantly reduced; b) being asked to relocate his principal place of employment such that his commuting distance from his residence prior to the Change of Control is increased by over fifty (50) miles; c) his annual Base Salary or any target bonus being reduced; or d) his benefits being materially reduced. The Company will provide Executive with the severance benefits described in this Section 6.6(a), provided that Executive must first execute the employee agreement and release substantially in the form attached hereto as Exhibit B.

          (b) Parachute Payment. In the event that the benefits payable to Executive under Section 6.6 (a) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, (the "Code"), or any comparable successor provision, and, but for this section, would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provision (the 'Excise Tax"), then Executive's benefits hereunder shall be either

               (i) provided to Executive in full, or

               (ii) provided to Executive as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this section shall be made in writing in good faith by the accountants described below. In the event of a reduction of benefits hereunder, benefits payable in cash shall be reduced first. For purposes of making the calculations required by this section, the accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and Executive shall furnish to the accountants such information and documents as the accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the accountants may reasonably incur in connection with any calculations contemplated by this section.

     The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is also serving as accountant or auditor for the individual, entity or group which will control the Company upon the occurrence of a Change of

Control under Article 6.5, the Company shall appoint a nationally recognized accounting firm other than the accounting firm engaged by the Company for general audit purposes to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

     The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within thirty (30) calendar days after the date on which the parachute payments are due to be paid to the Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, it shall furnish the Company and Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Executive.

     6.7  Mitigation.

     Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another company or by retirement benefits after the date of his termination.

                                   ARTICLE 7

                               GENERAL PROVISIONS

     7.1  Governing Law.

     The validity, interpretation, construction and performance of this Agreement and the rights of the parties hereunder shall be interpreted and enforced under California law without reference to principles of conflicts of laws. The parties expressly agree that inasmuch as the Company's headquarters and principal place of business are located in California, it is appropriate that California law govern this Agreement.

     7.2  Assignment; Successors; Binding Agreement.

     Executive may not assign, pledge or encumber his interest in this Agreement or any part thereof and any attempt to do so shall be void.

     The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by operation of law or by agreement in form and substance reasonably satisfactory to Executive, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

     This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount is at such time payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there be no such designee, to his estate.

     7.3  Withholding of Taxes.

     The Company shall withhold appropriate federal, state and local income and employment taxes from any payments hereunder.

     7.4  Notices.

     Any notices provided hereunder must be in writing and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by telex or facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed in the Company's payroll records. Any payments made by the Company to Executive under the terms of this Agreement shall be delivered to Executive either in person or at his address as listed in the Company's payroll records.

     7.5  Modification; Waiver; Entire Agreement.

     No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and such officer or other representative of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth or referred to in this Agreement.

     7.6   Validity.

     Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

     7.7  Controlling Document.

     In case of conflict between any of the terms and conditions of this Agreement and the documents herein referred to, or any other documents or agreements affecting the same terms and conditions of Executive's employment as are addressed in this Agreement, the terms and conditions of this Agreement shall control, and such other documents shall be deemed to be amended- hereby.

     7.8   Employment Status.

     This Agreement does not impose on Executive any obligation to remain as an employee or impose on the Company any obligation (i) to retain Executive as an employee, (ii) to change the status of Executive as an at-will employee whose employment with the Company can be terminated at any time, with or without notice, for any reason or no reason, or (iii) to change the Company's policies regarding termination of employment.

     7.9   Headings.

     The headings of the Articles hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

     7.10  Non-Publication.

     The parties mutually agree not to disclose publicly the terms of this Agreement except to the extent that disclosure is mandated by applicable law.

     7.11  Construction.

     In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

     7.12   Counterparts.

     This Agreement may be executed in one or more counterparts any one of which need not contain signatures of more than one party, all of which taken together shall constitute one and the same Agreement.

     Executed by the parties as of the day and year first above written.

                              TURBOLINUX, INC.


                              By:  /s/ T. Paul Thomas
                                   ----------------------------------
                                   T. Paul Thomas
                                   Chief Executive Officer

                              EXECUTIVE:

                              /s/ Irving W. Miller
                              -------------------------------------
                              Irving W. Miller

                                   EXHIBIT A

           Employee Proprietary Information and Inventions Agreement

                                TURBOLINUX, INC.

                        EMPLOYEE PROPRIETARY INFORMATION
                            AND INVENTIONS AGREEMENT


     In consideration of my employment or continued employment by TurboLinux, Inc. (the "Company"), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.   NONDISCLOSURE

     1.1 Recognition of Company's Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain the Company's written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at the Company or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

     1.2 Proprietary Information. The term "Proprietary Information" means any and all confidential or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, "Proprietary Information" includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as "Inventions"); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

     1.3 Third Party Information. I understand that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

     1.4 No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.   ASSIGNMENT OF INVENTIONS

     2.1 Proprietary Rights. The term "Proprietary Rights" means all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

     2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as "Prior Inventions"). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit
B but am only to disclose a cursory name for each such invention, a listing of the party or parties to whom it belongs, and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent.

     2.3 Assignment of Inventions. Subject to Sections 2.4 and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as "Company Inventions."

     2.4 Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter "Section 2870"). I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

     2.5 Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under
Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

     2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

     2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101).

     2.8 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the

Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

     In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claim, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3. Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4. Additional Activities. I agree that during the period of my employment by the Company I will not, without the Company's express written consent engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. I agree further that for the period of my employment by the Company and for one (1) year after the date of termination of my employment by the Company I will not induce any employee of the Company to leave the employ of the Company.

5. No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6. Return Of Company Documents. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

7. Legal And Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8. Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9. Notification Of New Employer. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10.  General Provisions

     10.1 Governing Law; Consent to Personal Jurisdiction. This agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in San Francisco County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

     10.2 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

     10.3 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

     10.4 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

     10.5 Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause.

     10.6 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

     10.7 Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.



                           [Signature Page Follows]

     This Agreement shall be effective as of the first day of my employment with the Company, namely: ________________, 19__.

     I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.

Dated:
        ----------------

---------------------------------------
(Signature)

---------------------------------------
(Printed Name)

---------------------------------------
(Address)

---------------------------------------


ACCEPTED AND AGREED TO:

TURBOLINUX, INC.

By:
     ----------------------------------
Title:
        -------------------------------

---------------------------------------
(Address)

---------------------------------------

                                   Exhibit A

                        Limited Exclusion Notification


     THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company's equipment supplies, facilities or trade secret information except for those inventions that either:

     1. Relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company;

     2.  Result from any work performed by you for the Company.

     To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

     This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

     I ACKNOWLEDGE RECEIPT of a copy of this notification.


                              By:
                                   -------------------------------
                                  (Printed Name of Employee)


                              Date:
                                    ------------------------------

WITNESSED BY:


---------------------------------
(PRINTED NAME OF REPRESENTATIVE)

                                   EXHIBIT A

                                   Exhibit B


TO:       TurboLinux, Inc.

FROM:
          ------------------
DATE:
          ------------------
SUBJECT:  Previous Inventions


1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by TurboLinux, Inc. (the "Company") that have been made or conceived or first reduced to practice by me along or jointly with others prior to my engagement by the Company:

     [_]  No inventions or improvements

     [X]  See below:


          ------------------------------------------------------------------

          ------------------------------------------------------------------

          ------------------------------------------------------------------

     [_]  Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

     Invention or Improvement    Party(ies)              Relationship

     1.  ---------------------   ---------------------   ----------------------------
     2.  ---------------------   ---------------------   ----------------------------
     3.  ---------------------   ---------------------   ----------------------------

     [_]  Additional sheets attached.


                                   Exhibit A

                                   EXHIBIT B

                        Employee Agreement and Release

                        EMPLOYEE AGREEMENT AND RELEASE

     I understand and agree completely to the terms set forth in the foregoing agreement.

     I hereby confirm my obligations under the Company's standard form of proprietary information agreement.

     I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

     Except as otherwise set forth in this Agreement, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or other-wise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing. This Release extends to all claims except the following: a) Any claim I may have to workers' compensation and unemployment insurance benefits; b) any right to indemnity under California Labor Code section 2802 and as provided by the Company by-laws and policies; c) any right to continue my medical coverage under COBRA; d) my right to vested stock and earned benefits under Company stock option plans, employee stock purchase plans, 401k plans, and the like; and e) all benefits and rights to which I am entitled under the Agreement.

     I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise after the Effective Date of this Agreement; (B) I have the right to consult with an attorney prior to executing this Agreement; (c) I have twenty-one (21) days to consider this Agreement (although I may choose to voluntarily execute this Agreement earlier);
(D) I have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (E) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by me, provided that the Company has also executed this Agreement by that date ("Effective Date").

                                    By:
                                       ---------------------------------

                                       ---------------------------------
                                    Date:
                                         -------------------------------